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                                                                   EXHIBIT 10.46

       SUPPLEMENTARY AGREEMENT #3 TO THE MANAGING DIRECTOR'S CONTRACT OF EMPLOYMENT DATED JANUARY 1, 2003 BETWEEN DOMILENS AND GUENTHER ROEPSTORFF

SECTION 3 REMUNERATION

Section 3, sub-paragraph 1 a) to c) shall be revised as follows:

        (1) The annual remuneration amounts to E292.500,00 effective as of 1st January 2003. This annual remuneration shall be paid in equal monthly amounts of E22.500,00, respectively due for payment at the end of the month. At the end of November the amount shall be increased to E45.000,00.

        (2) Furthermore, Mr Roepstorff shall receive an annual bonus payment up to an amount of maximum E150.000,00. The payment of the bonus is dependent on Mr Roepstorff reaching variable milestones which will be newly determined every year by the CEO of Staar Surgical or his authorized representative.

                A company car was made available to Mr Roepstorff for his work in the framework of this Agreement, which may also be used on a private basis. Mr Roepstorff shall keep records of the kilometers driven in the company car for his private use. The parties herewith intend to clarify and record the fact that Mr Roepstorff also has a future claim to a company car corresponding to the value of the car currently driven.

SECTION 4 REMUNERATION IN THE CASE OF SICKNESS, DEATH

        (1) In the case of a temporary incapacity to work on the part of Mr Roepstorff caused by sickness or other reasons for which Mr Roepstorff is not responsible, the remuneration shall continue to be paid for six months according to Section 3 (1) during the period of the incapacity to work. The amount will hereby be deducted which corresponds to the sickness allowance paid by the health insurance company. The continuation of the payment of the remuneration shall only be made to the end of the Agreement at the latest.

        (2) Should Mr Roepstorff pass away during the term of this Agreement, his widow and legitimate children, provided they have not yet reached the age of 25 and are still in professional training, shall have a claim as joint and several creditors to the continuation of payment of the salary according to Section 3 for the month in which Mr Roepstorff passed away and the following six months.

SECTION 5 HOLIDAY

        (1) The holiday claim agreed up to now with Mr Roepstorff of an annual holiday of 30 workdays shall be increased every third year of employment by one day, whereby the first increase in the annual holiday shall take place in the year in which Mr Roepstorff has reached the age of 58. Further increases shall subsequently take place on a three-year basis.


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                The parties are furthermore in agreement that Mr Roepstorff is entitled to transfer each year ten days of his annual holiday to the next calendar year. The transferred holiday expires at the end of the transferred year to which the annual holiday was transferred, should Mr Roepstorff not have taken the transferred annual holiday.

                In other respects the Agreement shall be supplemented as follows:

                Change in Control

                The parties are in agreement that the contractual relationship on hand shall be continued with unchanged conditions even in the case of there being a change in control. This shall not apply if a possible successor of the present shareholders wishes to terminate the contractual relationship. In this case Mr Roepstorff shall receive a redundancy payment to the amount of half a month's salary for each year he has been employed with the company. The same correspondingly applies in the case of his position being considerably reduced as a result of the change in control or if the headquarters of the company is relocated to over 75 km away from the present headquarters. Mr Roepstorff is entitled to end the contractual relationship himself within the first six months of acquiring knowledge of the change in control with a notice period of twelve months. After this period, Mr Roepstorff shall receive a bonus of six monthly salaries if he has continued to manage the business during the notice period of twelve months.

                Euro conversion

                The parties are in agreement that sums of money, in as far as they have been shown up to now in Deutsche Mark, shall be converted to euros. This particularly applies to sums of money included in Section 1, paragraph 2 of the Supplementary Agreement dated 25th November 1997.

                /s/ Gunther Roepstorff       CEO STAAR Surgical
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                Domilens GmbH                /s/ David Bailey
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